Exhibit 99.2

Annual Incentive Award Program

The annual incentive award program is available to all employees of the Host Hotels & Resorts, L.P., and provides employees, including named executive officers, the opportunity to receive cash incentive awards based on the financial performance of the Company and the individual performance of each employee. The Company uses Funds from Operations per diluted share in accordance with NAREIT guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. The Compensation Policy Committee adopted Funds from Operations per diluted share, adjusted for certain items (“Adjusted FFO”), as the Company financial performance measure for the annual incentive award. The Committee considers adjustments reflecting (i) items that are unusual in nature (for example, the World Trade Center insurance gain, the income from a directors’ and officers’ insurance settlement and the one-time Starwood acquisition costs) and (ii) items that are in the long-term interest of the Company but would reduce Funds from Operations per diluted share in the performance period (such as costs associated with senior notes redemption, debt prepayments, and preferred stock redemptions), which, if included, would not reflect the recurring FFO of the Company. The adjustments are typically explained in the Company’s earnings releases and Forms 10-Q and 10-K in the “Schedule of Significant Transactions Affecting Earnings per Share and Funds from Operations per Diluted Share” and are reviewed by the Audit Committee. The Committee establishes the Adjusted FFO financial goal for the year generally in late January or early February based on, and subject to review and approval of, the Company’s business plan and budget by the Board of Directors.

Employees prepare their own individual performance measures for review and approval by their managers. The Committee reviews and approves the individual performance measures for the most senior officers generally at the same time it establishes the financial measure of performance. Individual performance measures for executives are typically tied to achievement of business plan objectives in their areas of responsibility.

The amount of an employee’s annual cash award depends on (i) his or her salary, because the award is paid as a percentage of annual salary, (ii) the level of performance achieved on each of the Company financial measure and individual performance measure because, as described below, the measures are set at three levels, and (iii) the relative weighting between Company financial and individual performance, which varies, as described below, based on an employee’s position.

Each of the Company financial performance measure and the individual performance measure is set with three separate levels — a “threshold” level, a “target” level and a “high” level — and annual cash awards are prorated for performance between levels. For the Chief Executive Officer, the annual cash parameters are 50% of base salary for performance at the “threshold” level, 100% of base salary for performance at the “target” level and 200% of base salary for performance at the high level. For employees at the level of executive vice president, the bonus parameters are 37.5% of base salary for performance at the threshold level, 75% of base salary for performance at the target level and 150% of base salary for performance at the high level. For employees at the level of senior vice president, the bonus parameters are 27.5% of base salary for performance at the threshold level, 55% of base salary for performance at the target level and 110% of base salary for performance at the high level

As employees attain more responsibility and greater roles in management, more of the annual award is weighted toward the financial performance measure. For example, criteria for the Chief Executive Officer, Chairman and all executive vice presidents are weighted (i) 80% on financial performance, and (ii) 20% on meeting the executive’s business objectives. For employees at the level of senior vice president, the criteria are weighted (i) 50% on financial performance, and (ii) 50% on such employee’s meeting his or her individual business objectives.

A summary of the annual incentive bonus opportunity for members of senior management based on achieving “target” performance is reflected in the table below:

Level	Total Incentive for Target Performance (as a % of Annual Salary) %	Individual Performance %	Company Financial Performance %
CEO	100	20	80
EVP	75	15	60
SVP	55	27.5	27.5